1775 I Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

April 29, 2010

VIA EDGAR

Michael L. Kosoff

Division of Investment Management

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	PIMCO Variable Insurance Trust (the “Registrant”)

File Nos. 333-37115, 811-08399

Dear Mr. Kosoff:

In a March 25, 2010 telephone conversation with me, you communicated the Securities and Exchange Commission staff’s (the “Staff”) comments on Post-Effective Amendment No. 40 (“PEA 40”) to the Registrant’s registration statement under the Securities Act of 1933, as amended, and Amendment No. 42 to the Registrant’s registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”), as filed on February 11, 2010. During the March 25, 2010 telephone conversation the Staff’s Comment 7 requested that the Registrant, on a supplemental basis, provide the Staff copies of completed Fee Tables, with footnotes, as soon as available.

A summary of the Staff’s comments, along with the Registrant’s responses, was provided on April 9, 2010. As of the date of that response, the Registrant was completing and finalizing the Fee Tables. The Registrant stated that once completed, it will provide the Staff with updated copies of all Fee Tables. For the Staff’s review, please find attached as an exhibit the completed Fee Tables.

*        *        *

We believe that the foregoing has been responsive to the Staff’s comments. Please call the undersigned at (202) 261-3464 or Brendan C. Fox at (202) 261-3381 if you wish to discuss this correspondence further.

Sincerely,

/s/ Adam T. Teufel
Adam T. Teufel

cc:	J. Stephen King, Jr.

Joshua D. Ratner

Audrey L. Cheng

US  Austin  Boston  Charlotte  Hartford  New York  Newport Beach  Philadelphia  Princeton  San Francisco  Silicon Valley  Washington DC

EUROPE  Brussels  London  Luxembourg  Moscow  Munich  Paris   ASIA  Beijing  Hong Kong

Share Class:	Administrative Class

April 30, 2010

PIMCO All Asset Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return consistent with preservation of real capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.425%
Service Fees	0.15%
Acquired Fund Fees and Expenses	0.69%
Total Annual Portfolio Operating Expenses(1)	1.265%

(1)	The Total Annual Portfolio Operating Expenses do not match the Ratio of Expenses to Average Net Assets of the Portfolio, as set forth in the Financial Highlights table of this prospectus, because the Ratio of Expenses to Average Net Assets reflects the operating expenses of the Portfolio and does not include Acquired Fund Fees and Expenses.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$129	$401	$694	$1,528

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 126% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances substantially all of its assets in Institutional Class shares of any funds of the PIMCO Funds, an affiliated open-end investment company, except the PIMCO All Asset, PIMCO All Asset All Authority, PIMCO Global Multi-Asset, PIMCO RealRetirement® 2010, PIMCO RealRetirement® 2020, PIMCO RealRetirement® 2030, PIMCO RealRetirement® 2040 and PIMCO RealRetirement® 2050 Funds, as well as in funds of PIMCO Equity Series, an affiliated open-end investment company (“Underlying PIMCO Funds”). Though it is anticipated that the Portfolio will not currently invest in the PIMCO StocksPLUS® TR Short Strategy Fund, the Portfolio may invest in this Underlying PIMCO Fund in the future, without shareholder approval, at the discretion of Pacific Investment Management Company LLC (“PIMCO”). The Portfolio invests its assets in shares of the Underlying PIMCO Funds and does not invest directly in stocks or bonds of other issuers. Research Affiliates, LLC, the Portfolio’s asset allocation sub-adviser, determines how the Portfolio allocates and reallocates its assets among the Underlying PIMCO Funds. In doing so, the asset allocation sub-adviser seeks concurrent exposure to a broad spectrum of asset classes.

The Portfolio may invest in any or all of the Underlying PIMCO Funds, but will not normally invest in every Underlying PIMCO Fund at any particular time. The Portfolio’s investment in a particular Underlying PIMCO Fund normally will not exceed 50% of its total assets. The Portfolio’s combined investments in the PIMCO Fundamental IndexPLUS™, PIMCO Fundamental IndexPLUS™ TR, PIMCO International StocksPLUS® TR Strategy (Unhedged), PIMCO International StocksPLUS® TR Strategy (U.S. Dollar-Hedged), PIMCO Small Cap StocksPLUS® TR, PIMCO StocksPLUS®, PIMCO StocksPLUS® Long Duration and PIMCO StocksPLUS® Total Return and PIMCO EqS Pathfinder™ Funds normally will not exceed 50% of its total assets. In addition, the Portfolio’s combined investments in the PIMCO CommodityRealReturn® Strategy, PIMCO Real Return, PIMCO Real Return Asset and PIMCO RealEstateRealReturn Strategy Funds normally will not exceed 75% of its total assets. The Portfolio’s assets are not allocated according to a predetermined blend of shares of the Underlying PIMCO Funds. Instead, when making allocation decisions among the Underlying PIMCO Funds, the Portfolio’s asset allocation sub-adviser considers various quantitative and qualitative data relating to the U.S. and foreign economies and securities markets. These data include projected growth trends in the U.S. and foreign economies, forecasts for interest rates and the relationship between short-and long-term interest rates (yield curve), current and projected trends in inflation, relative valuation levels in the equity and fixed income markets and various segments within those markets, the outlook and projected growth of various industrial sectors, information relating to business cycles,

3	PIMCO Variable Insurance Trust

Share Class:	Administrative Class

April 30, 2010

PIMCO All Asset All Authority Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return, consistent with preservation of real capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

		Administrative Class
Management Fees		0.45%
Service Fees		0.15%
Other Expenses(1)		0.58%
Interest Expense(2)	0.18%
Organizational Expenses	0.40%
Acquired Fund Fees and Expenses		1.74%
Total Annual Portfolio Operating Expenses(3)		2.92%
Expense Reimbursement(4)(5)		(0.40%)
Total Annual Portfolio Operating Expenses After Expense Reimbursement(6)		2.52%

(1)	Other Expenses are based on estimated amounts for the current fiscal year.

(2)	Interest expense results from the Portfolio’s ability to borrow money for investment purposes from a committed line of credit. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(3)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 2.74%.

(4)	PIMCO has contractually agreed, through May 1, 2011, to waive its supervisory and administrative fee, or reimburse the Portfolio, to the extent that organizational expenses and pro rata Trustees’ fees exceed 0.0049% of the Portfolio’s average net assets attributable to Administrative Class shares (the “Expense Limit”). Under the Expense Limitation Agreement, which renews annually for a full year unless terminated by PIMCO upon at least 30 days’ notice prior to the end of the contract term, PIMCO may recoup these waivers and reimbursements in future periods, not exceeding three years, provided organizational expenses and pro rata Trustees’ fees, plus such recoupment, do not exceed the Expense Limit.

(5)	PIMCO has contractually agreed, through May 1, 2011, for the Portfolio, to reduce its advisory fee to the extent that the Underlying PIMCO Fund Expenses attributable to advisory and supervisory and administrative fees exceed 0.69% of the total assets invested in Underlying PIMCO Funds. PIMCO may recoup these waivers in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit. As the Portfolio has not commenced operations as of the date of this prospectus, the Expense Reduction is estimated based upon the expense allocation of the Portfolio’s assets among the Underlying PIMCO Funds.

(6)	Total Annual Portfolio Operating Expenses After Expense Reimbursement excluding interest expense is estimated to be 2.34%.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years
Administrative Class	$255	$785

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. The Portfolio has not yet commenced operations. Thus, no portfolio turnover rate is provided for the Portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances substantially all of its assets in Institutional Class shares of any funds of the PIMCO Funds, an affiliated open-end investment company, except the PIMCO All Asset, PIMCO All Asset All Authority, PIMCO Global Multi-Asset, PIMCO RealRetirement® 2010, PIMCO RealRetirement® 2020, PIMCO RealRetirement® 2030, PIMCO RealRetirement® 2040 and PIMCO RealRetirement® 2050 Funds, as well as in funds of PIMCO Equity Series, an affiliated open-end investment company (“Underlying PIMCO Funds”). The Portfolio invests its assets in shares of the Underlying PIMCO Funds and does not invest directly in stocks or bonds of other issuers. Research Affiliates, LLC, the Portfolio’s asset allocation sub-adviser, determines how the Portfolio allocates and reallocates its assets among the Underlying PIMCO Funds. In doing so, the asset allocation sub-adviser seeks concurrent exposure to a broad spectrum of asset classes.

7	PIMCO Variable Insurance Trust

Share Class:	Administrative Class

April 30, 2010

PIMCO CommodityRealReturn® Strategy Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return consistent with prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.74%
Service Fees	0.15%
Other Expenses(1)	0.09%
Acquired Fund Fees and Expenses	0.13%
Total Annual Portfolio Operating Expenses(2)(3)	1.11%
Fee Waiver(4)	(0.13%)
Total Annual Portfolio Operating Expenses After Fee Waiver(5)	0.98%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 1.02%.

(3)	Total Annual Portfolio Operating Expenses do not match the Ratio of Expenses to Average Net Assets of the Portfolio, as set forth in the Financial Highlights table of the Portfolio’s prospectus, because the Ratio of Expenses to Average Net Assets reflects the operating expenses of the Portfolio and does not include Acquired Fund Fees and Expenses.

(4)	PIMCO has contractually agreed to waive the Portfolio’s advisory fee and the supervisory and administrative fee in an amount equal to the management fee and administrative services fee, respectively, paid by the PIMCO Cayman Commodity Portfolio I Ltd. (the “Subsidiary”) to Pacific Investment Management Company LLC (“PIMCO”). The Subsidiary pays PIMCO a management fee and an administrative services fee at the annual rates of 0.49% and 0.20%, respectively, of its net assets. This waiver may not be terminated by PIMCO and will remain in effect for as long as PIMCO’s contract with the Subsidiary is in place.

(5)	Total Annual Portfolio Operating Expenses After Fee Waiver excluding interest expense is estimated to be 0.89%.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$100	$312	$542	$1,201

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 742% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances in commodity-linked derivative instruments backed by a portfolio of inflation-indexed securities and other Fixed Income Instruments. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. “Real Return” equals total return less the estimated cost of inflation, which is typically measured by the change in an official inflation measure. The Portfolio invests in commodity-linked derivative instruments, including commodity index-linked notes, swap agreements, commodity options, futures and options on futures, that provide exposure to the investment returns of the commodities markets, without investing directly in physical commodities. Commodities are assets that have tangible properties, such as oil, metals, and agricultural products. The value of commodity-linked derivative instruments may be affected by overall market movements and other factors affecting the value of a particular industry or commodity, such as weather, disease, embargoes, or political and regulatory developments. The Portfolio may also invest in common and preferred stocks as well as convertible securities of issuers in commodity-related industries.

The Portfolio will seek to gain exposure to the commodity markets primarily through investments in leveraged or unleveraged commodity index-linked notes, which are derivative debt instruments with principal and/or coupon payments linked to the performance of commodity indices, and through investments in the PIMCO Cayman

11	PIMCO Variable Insurance Trust

Share Class:	Administrative Class

April 30, 2010

PIMCO Diversified Income Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

		Administrative Class
Management Fees		0.75%
Service Fees		0.15%
Other Expenses(1)		0.44%
Interest Expense(2)	0.04%
Organizational Expenses	0.40%
Total Annual Portfolio Operating Expenses(3)		1.34%
Expense Reimbursement(4)		(0.40%)
Total Annual Portfolio Operating Expenses After Expense Reimbursement(5)		0.94%

(1)	Other Expenses are based on estimated amounts for the current fiscal year.

(2)	Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(3)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 1.30%.

(4)	PIMCO has contractually agreed, through May 1, 2011, to waive its supervisory and administrative fee, or reimburse the Portfolio, to the extent that organizational expenses and pro rata Trustees’ fees exceed 0.0049% of the Portfolio’s average net assets attributable to Administrative Class shares (the “Expense Limit”). Under the Expense Limitation Agreement, which renews annually for a full year unless terminated by PIMCO upon at least 30 days’ notice prior to the end of the contract term, PIMCO may recoup these waivers and reimbursements in future periods, not exceeding three years, provided organizational expenses and pro rata Trustees’ fees, plus such recoupment, do not exceed the Expense Limit.

(5)	Total Annual Portfolio Operating Expenses After Expense Reimbursement excluding interest expense is estimated to be 0.90%.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years
Administrative Class	$96	$300

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. The Portfolio has not yet commenced operations. Thus, no portfolio turnover rate is provided for the Portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio normally varies from three to eight years, based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates.

The Portfolio may invest in a diversified pool of corporate fixed income securities of varying maturities. The Portfolio may invest in both investment-grade securities and high yield securities (“junk bonds”) subject to a maximum of 10% of its total assets in securities rated below B by Moody’s, or equivalently rated by S&P or Fitch or, if unrated, determined by PIMCO to be of comparable quality. In addition, the Portfolio may invest, without limitation, in securities and instruments that are economically tied to emerging market countries. The Portfolio may invest, without limitation, in securities denominated in foreign currencies and in U.S.-dollar-denominated securities of foreign issuers.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may,

15	PIMCO Variable Insurance Trust

Share Class:	Administrative Class

April 30, 2010

PIMCO Emerging Markets Bond Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.85%
Service Fees	0.15%
Other Expenses(1)	0.01%
Total Annual Portfolio Operating Expenses(2)	1.01%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 1.00%.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$103	$322	$558	$1,236

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 234% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to emerging market countries, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. Such instruments may be denominated in non-U.S. currencies and the U.S. dollar. The average portfolio duration of this Portfolio varies based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates and, under normal market conditions, is not expected to exceed eight years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates.

PIMCO has broad discretion to identify countries that it considers to qualify as emerging markets. The Portfolio emphasizes countries with relatively low gross national product per capita and with the potential for rapid economic growth. PIMCO will select the Portfolio’s country and currency composition based on its evaluation of relative interest rates, inflation rates, exchange rates, monetary and fiscal policies, trade and current account balances, legal and political developments and any other specific factors PIMCO believes to be relevant. The Portfolio likely will concentrate its investments in Asia, Africa, the Middle East, Latin America and the developing countries of Europe. The Portfolio may invest in instruments whose return is based on the return of an emerging market security or a currency of an emerging market country, such as a derivative instrument, rather than investing directly in emerging market securities or currencies.

The Portfolio may invest in both investment-grade securities and high yield securities (“junk bonds”) subject to a maximum of 15% of its total assets in securities rated below B by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in

17	PIMCO Variable Insurance Trust

Share Class:	Administrative Class

April 30, 2010

PIMCO Foreign Bond Portfolio (Unhedged)

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.75%
Service Fees	0.15%
Total Annual Portfolio Operating Expenses	0.90%

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$92	$287	$498	$1,108

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 683% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to foreign (non-U.S.) countries, representing at least three foreign countries, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities.

Pacific Investment Management Company LLC (“PIMCO”) selects the Portfolio’s foreign country and currency compositions based on an evaluation of various factors, including, but not limited to relative interest rates, exchange rates, monetary and fiscal policies, trade and current account balances. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the JPMorgan GBI Global ex-U.S. FX NY Index Unhedged in USD, which as of March 31, 2010 was 6.33 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio may invest, without limitation, in securities and instruments that are economically tied to emerging market countries. The Portfolio is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

PRINCIPAL RISKS

It is possible to lose money on an investment in the Portfolio. The principal risks of investing in the Portfolio, which could adversely affect its net asset value, yield and total return are:

Interest Rate Risk: the risk that fixed income securities will decline in value because of an increase in interest rates; a fund with a longer average portfolio duration will be more sensitive to changes in interest rates than a fund with a shorter average portfolio duration

Prospectus	20

Share Class:	Administrative Class

April 30, 2010

PIMCO Foreign Bond Portfolio (U.S. Dollar-Hedged)

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.75%
Service Fees	0.15%
Other Expenses(1)	0.01%
Total Annual Portfolio Operating Expenses(2)	0.91%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.90%.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$93	$290	$504	$1,120

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 459% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to foreign (non-U.S.) countries, representing at least three foreign countries, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets.

Pacific Investment Management Company LLC (“PIMCO”) selects the Portfolio’s foreign country and currency compositions based on an evaluation of various factors, including, but not limited to, relative interest rates, exchange rates, monetary and fiscal policies, trade and current account balances. The Portfolio may invest, without limitation, in securities and instruments that are economically tied to emerging market countries. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the JPMorgan GBI Global ex-U.S. Index Hedged in USD, which as of March 31, 2010 was 6.82 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

23	PIMCO Variable Insurance Trust

Share Class:	Administrative Class

April 30, 2010

PIMCO Global Bond Portfolio (Unhedged)

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.75%
Service Fees	0.15%
Total Annual Portfolio Operating Expenses	0.90%

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$92	$287	$498	$1,108

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 624% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to at least three countries (one of which may be the United States), which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. Securities may be denominated in major foreign currencies, baskets of foreign currencies (such as the euro), or the U.S. dollar.

Pacific Investment Management Company LLC (“PIMCO”) selects the Portfolio’s foreign country and currency compositions based on an evaluation of various factors, including, but not limited to, relative interest rates, exchange rates, monetary and fiscal policies, trade and current account balances. The Portfolio normally invests at least 25% of its net assets in instruments that are economically tied to foreign (non-U.S.) countries. The Portfolio may invest, without limitation, in securities and instruments that are economically tied to emerging market countries. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the JPMorgan GBI Global FX NY Index Unhedged in USD, which as of March 31, 2010 was 6.33 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

Prospectus	26

Share Class:	Administrative Class

April 30, 2010

PIMCO Global Multi-Asset Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks total return which exceeds that of a blend of 60% MSCI World Index/40% Barclays Capital U.S. Aggregate Index.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.95%
Service Fees	0.15%
Acquired Fund Fees and Expenses	0.44%
Total Annual Portfolio Operating Expenses	1.54%
Expense Reimbursement(1)(2)	(0.24%)
Total Annual Portfolio Operating Expenses After Expense Reimbursement	1.30%

(1)	PIMCO has contractually agreed, through May 1, 2011, to waive its supervisory and administrative fee, or reimburse the Portfolio, to the extent that organizational expenses and pro rata Trustees’ fees exceed 0.0049% of the Portfolio’s average net assets attributable to Administrative Class shares (the “Expense Limit”) prior to the application of the waiver described in footnote 2 below. Under the Expense Limitation Agreement, which renews annually for a full year unless terminated by PIMCO upon at least 30 days’ notice prior to the end of the contract term, PIMCO may recoup these waivers and reimbursements in future periods, not exceeding three years, provided organizational expenses and pro rata Trustees’ fees, plus such recoupment, do not exceed the Expense Limit.

(2)	PIMCO has contractually agreed, through May 1, 2011, to waive, first, the supervisory and administrative fee and, to the extent necessary, the advisory fee it receives from the Portfolio in an amount equal to the expenses attributable to advisory and supervisory and administrative fees of Underlying PIMCO Funds indirectly incurred by the Portfolio in connection with its investments in Underlying PIMCO Funds, to the extent the supervisory and administrative fee or the supervisory and administrative fee and advisory fee taken together are greater than or equal to the advisory fees and supervisory and administrative fees of the Underlying PIMCO Funds. This waiver renews annually for a full year unless terminated by PIMCO upon at least 30 days’ notice prior to the end of the contract term.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$132	$412	$713	$1,568

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 136% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio is intended for investors who prefer to have their asset allocation decisions made by professional investment managers. Pacific Investment Management Company LLC (“PIMCO”) uses a three-step approach in seeking to achieve the Portfolio’s investment objective which consists of 1) developing a target asset allocation; 2) developing a series of relative value strategies designed to add value beyond the target allocation; and 3) utilizing hedging techniques to manage risks. PIMCO evaluates these three steps daily and uses varying combinations of Acquired Funds and/or direct investments to implement them within the Portfolio. The funds of the PIMCO Funds, an affiliated open-end investment company, except the PIMCO All Asset, PIMCO All Asset All Authority, PIMCO Global Multi- Asset, PIMCO RealRetirement® 2010, PIMCO RealRetirement® 2020, PIMCO RealRetirement® 2030, PIMCO RealRetirement® 2040 and PIMCO RealRetirement® 2050 Funds, as well as funds of PIMCO Equity Series, an affiliated open-end investment company (“Underlying PIMCO Funds”) and other affiliated and unaffiliated funds in which the PIMCO Global Multi-Asset Portfolio may invest are collectively referred to as Acquired Funds in this prospectus.

The Portfolio seeks to achieve its investment objective by investing under normal circumstances in a combination of affiliated and unaffiliated funds, which may or may not be registered under the Investment Company Act of 1940, as amended (the “1940 Act”), Fixed Income Instruments, equity securities, forwards and derivatives. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The Portfolio will invest in such funds, securities, instruments and other investments to the extent permitted under the 1940 Act, or any exemptive relief therefrom. The Portfolio may invest, without limitation, in any of the Underlying PIMCO Funds (except the PIMCO CommodityRealReturn Strategy Fund). The Port-

29	PIMCO Variable Insurance Trust

Share Class:	Administrative Class

April 30, 2010

PIMCO High Yield Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.60%
Service Fees	0.15%
Other Expenses(1)	0.01%
Total Annual Portfolio Operating Expenses(2)	0.76%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.75%.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$78	$243	$422	$942

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 181% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in a diversified portfolio of high yield securities (“junk bonds”), which may be represented by forwards or derivatives such as options, futures or swap agreements, rated below investment grade by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by Pacific Investment Management Company LLC (“PIMCO”) to be of comparable quality. The Portfolio may invest up to 20% of its total assets in securities rated Caa or below by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The remainder of the Portfolio’s assets may be invested in investment grade Fixed Income Instruments. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the BofA Merrill Lynch U.S. High Yield BB-B Rated Constrained Index, which as of March 31, 2010 was 4.50 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. The Portfolio may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries. The Portfolio may invest up to 20% of its total assets in securities denominated in foreign currencies and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

33	PIMCO Variable Insurance Trust

Share Class:	Administrative Class

April 30, 2010

PIMCO Long-Term U.S. Government Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.475%
Service Fees	0.15%
Other Expenses(1)	0.01%
Total Annual Portfolio Operating Expenses(2)	0.64%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.63%.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$65	$203	$354	$792

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 523% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in a diversified portfolio of fixed income securities that are issued or guaranteed by the U.S. Government, its agencies or government-sponsored enterprises (“U.S. Government Securities”), which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. Assets not invested in U.S. Government Securities may be invested in other types of Fixed Income Instruments. While Pacific Investment Management Company LLC (“PIMCO”) may invest in derivatives at any time it deems appropriate, it will generally do so when it believes that U.S. Government Securities are overvalued relative to derivative instruments. This Portfolio will normally have a minimum average portfolio duration of eight years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. In addition, the dollar-weighted average portfolio maturity of the Portfolio, under normal circumstances, is expected to be more than ten years.

The Portfolio’s investments in Fixed Income Instruments are limited to those of investment grade U.S. dollar-denominated securities of U.S. issuers that are rated at least A by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. In addition, the Portfolio may only invest up to 10% of its total assets in securities rated A by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality and may only invest up to 25% of its total assets in securities rated Aa by Moody’s, or equivalently rated by S&P or Fitch or, if unrated, determined by PIMCO to be of comparable quality.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

Prospectus	36

Share Class:	Administrative Class

April 30, 2010

PIMCO Low Duration Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.50%
Service Fees	0.15%
Other Expenses(1)	0.02%
Total Annual Portfolio Operating Expenses(2)	0.67%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.65%.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$68	$214	$373	$835

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 662% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio normally varies from one to three years based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates.

The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets. The Portfolio may invest up to 10% of its total assets in securities and instruments that are economically tied to emerging market countries.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

39	PIMCO Variable Insurance Trust

Share Class:	Administrative Class

April 30, 2010

PIMCO Money Market Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum current income, consistent with preservation of capital and daily liquidity.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.32%
Service Fees	0.15%
Other Expenses(1)	0.00%
Total Annual Portfolio Operating Expenses(2)	0.47%

(1)	Other Expenses do not reflect the Portfolio’s participation in the U.S. Department of the Treasury’s Temporary Guarantee Program for Money Market Funds (the “Program”) as the Program expired on September 18, 2009. If the Portfolio’s Program payments were included, Other Expenses would have been 0.03% and Total Annual Portfolio Operating Expenses would have been 0.50%.

(2)	To maintain certain net yields for the Portfolio, PIMCO or its affiliates may temporarily and voluntarily waive, reduce or reimburse all or any portion of the Portfolio’s fees and expenses. See “Management of the Portfolios—Temporary Fee Waivers, Reductions and Reimbursements” for additional information. Such waivers, if any, are not reflected in this table.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$51	$160	$280	$628

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing at least 95% of its total assets in a diversified portfolio of money market securities that are in the highest rating category for short-term obligations. The Portfolio also may invest up to 5% of its total assets in money market securities that are in the second-highest rating category for short-term obligations. The Portfolio may only invest in U.S. dollar-denominated securities that mature in 397 days or fewer from the date of purchase. The dollar-weighted average portfolio maturity of the Portfolio may not exceed 90 days. The Portfolio attempts to maintain a stable net asset value of $1.00 per share, although there is no assurance that it will be successful in doing so.

The Portfolio may invest in the following: obligations of the U.S. Government (including its agencies and government-sponsored enterprises); short-term corporate debt securities of domestic and foreign corporations; obligations of domestic and foreign commercial banks, savings banks, and savings and loan associations; and commercial paper. The Portfolio may invest more than 25% of its total assets in securities or obligations issued by U.S. banks.

The Portfolio’s investments will comply with applicable rules governing the quality, maturity and diversification of securities held by money market funds.

PRINCIPAL RISKS

Although the Portfolio seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money on an investment in the Portfolio. The principal risks of investing in the Portfolio, which could adversely affect its net asset value, yield and total return are:

Interest Rate Risk: the risk that fixed income securities will decline in value because of an increase in interest rates; a fund with a longer average portfolio duration will be more sensitive to changes in interest rates than a fund with a shorter average portfolio duration

Credit Risk: the risk that the Portfolio could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivative contract, is unable or unwilling to meet its financial obligations

Market Risk: the risk that the value of securities owned by the Portfolio may go up or down, sometimes rapidly or unpredictably, due to factors affecting securities markets generally or particular industries

Issuer Risk: the risk that the value of a security may decline for reasons directly related to the issuer, such as management performance, financial leverage and reduced demand for the issuer’s goods or service

Foreign (non-U.S.) Investment Risk: the risk that investing in foreign (non-U.S.) securities may result in the Portfolio experiencing more

Prospectus	42

Share Class:	Administrative Class

April 30, 2010

PIMCO Real Return Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return, consistent with preservation of real capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.50%
Service Fees	0.15%
Other Expenses(1)	0.07%
Total Annual Portfolio Operating Expenses(2)	0.72%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.65%.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$74	$230	$401	$894

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 689% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities and corporations, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. Assets not invested in inflation-indexed bonds may be invested in other types of Fixed Income Instruments. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. Inflation-indexed bonds are fixed income securities that are structured to provide protection against inflation. The value of the bond’s principal or the interest income paid on the bond is adjusted to track changes in an official inflation measure. The U.S. Treasury uses the Consumer Price Index for Urban Consumers as the inflation measure. Inflation-indexed bonds issued by a foreign government are generally adjusted to reflect a comparable inflation index, calculated by that government. “Real return” equals total return less the estimated cost of inflation, which is typically measured by the change in an official inflation measure. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. Effective duration takes into account that for certain bonds expected cash flows will fluctuate as interest rates change and is defined in nominal yield terms, which is market convention for most bond investors and managers. Because market convention for bonds is to use nominal yields to measure duration, duration for real return bonds, which are based on real yields, are converted to nominal durations through a conversion factor. The resulting nominal duration typically can range from 20% and 90% of the respective real duration. All security holdings will be measured in effective (nominal) duration terms. Similarly, the effective duration of the Barclays Capital U.S. TIPS Index will be calculated using the same conversion factors. The effective duration of this Portfolio normally varies within three years (plus or minus) of the effective duration of the Barclays Capital U.S. TIPS Index, which as of March 31, 2010 was 6.34 years.

The Portfolio invests primarily in investment grade securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by Pacific Investment Management Company LLC (“PIMCO”) to be of comparable quality. The Portfolio may invest up to 10% of its total assets in securities and instruments that are economically tied to emerging market countries. The Portfolio also may invest up to 30% of its total assets in securities

Prospectus	44

Share Class:	Administrative Class

April 30, 2010

PIMCO Short-Term Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum current income, consistent with preservation of capital and daily liquidity.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.45%
Service Fees	0.15%
Total Annual Portfolio Operating Expenses	0.60%

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$61	$192	$335	$750

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 524% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio will vary based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates and will normally not exceed one year. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. In addition, the dollar-weighted average portfolio maturity of the Portfolio, under normal circumstances, is expected not to exceed three years.

The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio may invest up to 10% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar denominated securities or currencies) to 20% of its total assets.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The Portfolio may also invest up to 10% of its total assets in preferred stocks.

PRINCIPAL RISKS

It is possible to lose money on an investment in the Portfolio. The principal risks of investing in the Portfolio, which could adversely affect its net asset value, yield and total return are:

Interest Rate Risk: the risk that fixed income securities will decline in value because of an increase in interest rates; a fund with a longer average portfolio duration will be more sensitive to changes in interest rates than a fund with a shorter average portfolio duration

47	PIMCO Variable Insurance Trust

Share Class:	Administrative Class

April 30, 2010

PIMCO Total Return Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Administrative Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Administrative Class
Management Fees	0.50%
Service Fees	0.15%
Other Expenses(1)	0.09%
Total Annual Portfolio Operating Expenses(2)	0.74%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.65%.

Example. The Example is intended to help you compare the cost of investing in Administrative Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Administrative Class	$76	$237	$411	$918

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 381% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the Barclays Capital U.S. Aggregate Index which as of March 31, 2010 was 4.68 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates.

The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch or, if unrated, determined by Pacific Investment Management Company LLC (“PIMCO”) to be of comparable quality. The Portfolio may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries. The Portfolio may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar denominated securities or currencies) to 20% of its total assets.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may not invest in equity securities. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security.

Prospectus	50

Share Class:	Institutional Class

April 30, 2010

PIMCO All Asset Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return consistent with preservation of real capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.425%
Acquired Fund Fees and Expenses	0.69%
Total Annual Portfolio Operating Expenses(1)	1.115%

(1)	The Total Annual Portfolio Operating Expenses do not match the Ratio of Expenses to Average Net Assets of the Portfolio, as set forth in the Financial Highlights table of this prospectus, because the Ratio of Expenses to Average Net Assets reflects the operating expenses of the Portfolio and does not include Acquired Fund Fees and Expenses.

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$114	$354	$614	$1,357

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 126% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances substantially all of its assets in Institutional Class shares of funds of the PIMCO Funds, an affiliated open-end investment company, except the PIMCO All Asset, PIMCO All Asset All Authority, PIMCO Global Multi- Asset, PIMCO RealRetirement® 2010, PIMCO RealRetirement® 2020, PIMCO RealRetirement® 2030, PIMCO RealRetirement® 2040 and PIMCO RealRetirement® 2050 Funds, as well as in funds of PIMCO Equity Series, an affiliated open-end investment company (“Underlying PIMCO Funds”). Though it is anticipated that the Portfolio will not currently invest in the PIMCO StocksPLUS® TR Short Strategy Fund, the Portfolio may invest in this Underlying PIMCO Fund in the future, without shareholder approval, at the discretion of Pacific Investment Management Company LLC (“PIMCO”). The Portfolio invests its assets in shares of the Underlying PIMCO Funds and does not invest directly in stocks or bonds of other issuers. Research Affiliates, LLC, the Portfolio’s asset allocation sub-adviser, determines how the Portfolio allocates and reallocates its assets among the Underlying PIMCO Funds. In doing so, the asset allocation sub-adviser seeks concurrent exposure to a broad spectrum of asset classes.

The Portfolio may invest in any or all of the Underlying PIMCO Funds, but will not normally invest in every Underlying PIMCO Fund at any particular time. The Portfolio’s investment in a particular Underlying PIMCO Fund normally will not exceed 50% of its total assets. The Portfolio’s combined investments in the PIMCO Fundamental IndexPLUS™, PIMCO Fundamental IndexPLUS™ TR, PIMCO International StocksPLUS® TR Strategy (Unhedged), PIMCO International StocksPLUS® TR Strategy (U.S. Dollar-Hedged), PIMCO Small Cap StocksPLUS® TR, PIMCO StocksPLUS®, PIMCO StocksPLUS® Long Duration and PIMCO StocksPLUS® Total Return and PIMCO EqS Pathfinder™ Funds normally will not exceed 50% of its total assets. In addition, the Portfolio’s combined investments in the PIMCO CommodityRealReturn® Strategy, PIMCO Real Return, PIMCO Real Return Asset and PIMCO RealEstateRealReturn Strategy Funds normally will not exceed 75% of its total assets. The Portfolio’s assets are not allocated according to a predetermined blend of shares of the Underlying PIMCO Funds. Instead, when making allocation decisions among the Underlying PIMCO Funds, the Portfolio’s asset allocation sub-adviser considers various quantitative and qualitative data relating to the U.S. and foreign economies and securities markets. These data include projected growth trends in the U.S. and foreign economies, forecasts for interest rates and the relationship between short-and long-term interest rates (yield curve), current and projected trends in inflation, relative valuation levels in the equity and fixed income markets and various segments within those markets, the outlook and projected growth of various industrial sectors, information relating to business cycles, borrowing needs and the cost of capital, political trends data relating to trade balances and labor information. The Portfolio’s asset allocation sub-adviser has the flexibility to

3	PIMCO Variable Insurance Trust

Share Class:	Institutional Class

April 30, 2010

PIMCO  CommodityRealReturn® Strategy Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return consistent with prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.74%
Other Expenses(1)	0.09%
Acquired Fund Fees and Expenses	0.13%
Total Annual Portfolio Operating Expenses(2)(3)	0.96%
Fee Waiver(4)	(0.13)%
Total Annual Portfolio Operating Expenses After Fee Waiver(5)	0.83%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.87%.

(3)	Total Annual Portfolio Operating Expenses do not match the Ratio of Expenses to Average Net Assets of the Portfolio, as set forth in the Financial Highlights table of the Portfolio’s prospectus, because the Ratio of Expenses to Average Net Assets reflects the operating expenses of the Portfolio and does not include Acquired Fund Fees and Expenses.

(4)	PIMCO has contractually agreed to waive the Portfolio’s advisory fee and the supervisory and administrative fee in an amount equal to the management fee and administrative services fee, respectively, paid by the PIMCO Cayman Commodity Portfolio I Ltd. (the “Subsidiary”) to Pacific Investment Management Company LLC (“PIMCO”). The Subsidiary pays PIMCO a management fee and an administrative services fee at the annual rates of 0.49% and 0.20%, respectively, of its net assets. This waiver may not be terminated by PIMCO and will remain in effect for as long as PIMCO’s contract with the Subsidiary is in place.

(5)	Total Annual Portfolio Operating Expenses After Fee Waiver excluding interest expense is estimated to be 0.74%.

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$85	$265	$460	$1,025

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 742% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances in commodity-linked derivative instruments backed by a portfolio of inflation-indexed securities and other Fixed Income Instruments. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. “Real Return” equals total return less the estimated cost of inflation, which is typically measured by the change in an official inflation measure. The Portfolio invests in commodity-linked derivative instruments, including commodity index-linked notes, swap agreements, commodity options, futures and options on futures, that provide exposure to the investment returns of the commodities markets, without investing directly in physical commodities. Commodities are assets that have tangible properties, such as oil, metals, and agricultural products. The value of commodity-linked derivative instruments may be affected by overall market movements and other factors affecting the value of a particular industry or commodity, such as weather, disease, embargoes, or political and regulatory developments. The Portfolio may also invest in common and preferred stocks as well as convertible securities of issuers in commodity-related industries.

The Portfolio will seek to gain exposure to the commodity markets primarily through investments in leveraged or unleveraged commodity index-linked notes, which are derivative debt instruments with principal and/or coupon payments linked to the performance of commodity indices, and through investments in the PIMCO Cayman Commodity Portfolio I Ltd., a wholly-owned subsidiary of the Portfolio organized under the laws of the Cayman Islands (the “Subsidiary”). These commodity index-linked notes are sometimes

Prospectus	6

Share Class:	Institutional Class

April 30, 2010

PIMCO Emerging Markets Bond Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.85%
Other Expenses (1)	0.01%
Total Annual Portfolio Operating Expenses(2)	0.86%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.85%.

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$88	$274	$477	$1,061

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 234% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to emerging market countries, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. Such instruments may be denominated in non-U.S. currencies and the U.S. dollar. The average portfolio duration of this Portfolio varies based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates and, under normal market conditions, is not expected to exceed eight years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates.

PIMCO has broad discretion to identify countries that it considers to qualify as emerging markets. The Portfolio emphasizes countries with relatively low gross national product per capita and with the potential for rapid economic growth. PIMCO will select the Portfolio’s country and currency composition based on its evaluation of relative interest rates, inflation rates, exchange rates, monetary and fiscal policies, trade and current account balances, legal and political developments and any other specific factors PIMCO believes to be relevant. The Portfolio likely will concentrate its investments in Asia, Africa, the Middle East, Latin America and the developing countries of Europe. The Portfolio may invest in instruments whose return is based on the return of an emerging market security or a currency of an emerging market country, such as a derivative instrument, rather than investing directly in emerging market securities or currencies.

The Portfolio may invest in both investment grade securities and high yield securities (“junk bonds”) subject to a maximum of 15% of its total assets in securities rated below B by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio

9	PIMCO Variable Insurance Trust

Share Class:	Institutional Class

April 30, 2010

PIMCO Foreign Bond Portfolio (U.S. Dollar-Hedged)

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.75%
Other Expenses(1)	0.01%
Total Annual Portfolio Operating Expenses(2)	0.76%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.75%.

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$78	$243	$422	$942

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 459% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to foreign (non-U.S.) countries, representing at least three foreign countries, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets.

Pacific Investment Management Company LLC (“PIMCO”) selects the Portfolio’s foreign country and currency compositions based on an evaluation of various factors, including, but not limited to, relative interest rates, exchange rates, monetary and fiscal policies, trade and current account balances. The Portfolio may invest, without limitation, in securities and instruments that are economically tied to emerging market countries. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the JPMorgan GBI Global ex-U.S. Index Hedged in USD, which as of March 31, 2010 was 6.82 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

Prospectus	12

Share Class:	Institutional Class

April 30, 2010

PIMCO Global Bond Portfolio (Unhedged)

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.75%
Total Annual Portfolio Operating Expenses	0.75%

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$77	$240	$417	$930

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 624% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to at least three countries (one of which may be the United States), which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. Securities may be denominated in major foreign currencies, baskets of foreign currencies (such as the euro), or the U.S. dollar.

Pacific Investment Management Company LLC (“PIMCO”) selects the Portfolio’s foreign country and currency compositions based on an evaluation of various factors, including, but not limited to, relative interest rates, exchange rates, monetary and fiscal policies, trade and current account balances. The portfolio normally invests at least 25% of its net assets in instruments that are economically tied to foreign (non-U.S.) countries. The Portfolio may invest, without limitation, in securities and instruments that are economically tied to emerging market countries. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the JPMorgan GBI Global FX NY Index Unhedged in USD, which as of March 31, 2010 was 6.33 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

15	PIMCO Variable Insurance Trust

Share Class:	Institutional Class

April 30, 2010

PIMCO High Yield Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.60%
Other Expenses (1)	0.01%
Total Annual Portfolio Operating Expenses(2)	0.61%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.60%.

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$62	$195	$340	$762

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 181% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in a diversified portfolio of high yield securities (“junk bonds”), which may be represented by forwards or derivatives such as options, futures contracts or swap agreements, rated below investment grade by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by Pacific Investment Management Company LLC (“PIMCO”) to be of comparable quality. The Portfolio may invest up to 20% of its total assets in securities rated Caa or below by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The remainder of the Portfolio’s assets may be invested in investment grade Fixed Income Instruments. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the Merrill Lynch U.S. High Yield BB-B Rated Constrained Index, which as of March 31, 2010 was 4.50 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. The Portfolio may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries. The Portfolio may invest up to 20% of its total assets in securities denominated in foreign currencies and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

Prospectus	18

Share Class:	Institutional Class

April 30, 2010

PIMCO Long-Term U.S. Government Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.475%
Other Expenses (1)	0.01%
Total Annual Portfolio Operating Expenses(2)	0.485%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.48%.

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$50	$156	$271	$610

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 523% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in a diversified portfolio of fixed income securities that are issued or guaranteed by the U.S. Government, its agencies or government-sponsored enterprises (“U.S. Government Securities”), which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. Assets not invested in U.S. Government Securities may be invested in other types of Fixed Income Instruments. While Pacific Investment Management Company LLC (“PIMCO”) may invest in derivatives at any time it deems appropriate, it will generally do so when it believes that U.S. Government Securities are overvalued relative to derivative instruments. This Portfolio will normally have a minimum average portfolio duration of eight years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. In addition, the dollar-weighted average portfolio maturity of the Portfolio, under normal circumstances, is expected to be more than ten years.

The Portfolio’s investments in Fixed Income Instruments are limited to those of investment grade U.S. dollar-denominated securities of U.S. issuers that are rated at least A by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. In addition, the Portfolio may only invest up to 10% of its total assets in securities rated A by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality and may only invest up to 25% of its total assets in securities rated Aa by Moody’s, or equivalently rated by S&P or Fitch or, if unrated, determined by PIMCO to be of comparable quality.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

21	PIMCO Variable Insurance Trust

Share Class:	Institutional Class

April 30, 2010

PIMCO Low Duration Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.50%
Other Expenses(1)	0.01%
Total Annual Portfolio Operating Expenses(2)	0.51%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.50%.

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$52	$164	$285	$640

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 662% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio normally varies from one to three years based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates.

The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets. The Portfolio may invest up to 10% of its total assets in securities and instruments that are economically tied to emerging market countries.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

Prospectus	24

Share Class:	Institutional Class

April 30, 2010

PIMCO Money Market Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum current income, consistent with preservation of capital and daily liquidity.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.32%
Other Expenses(1)	0.00%
Total Annual Portfolio Operating Expenses(2)	0.32%

(1)	Other Expenses do not reflect the Portfolio’s participation in the U.S. Department of the Treasury’s Temporary Guarantee Program for Money Market Funds (the “Program”) as the Program expired on September 18, 2009. If the Portfolio’s Program payments were included, Other Expenses would have been 0.03% and Total Annual Portfolio Operating Expenses would have been 0.35%.

(2)	To maintain certain net yields for the Portfolio, PIMCO or its affiliates may temporarily and voluntarily waive, reduce or reimburse all or any portion of the Portfolio’s fees and expenses. See “Management of the Portfolios—Temporary Fee Waivers, Reductions and Reimbursements” for additional information. Such waivers, if any, are not reflected in these tables.

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$33	$103	$180	$406

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing at least 95% of its total assets in a diversified portfolio of money market securities that are in the highest rating category for short-term obligations. The Portfolio also may invest up to 5% of its total assets in money market securities that are in the second-highest rating category for short-term obligations. The Portfolio may only invest in U.S. dollar-denominated securities that mature in 397 days or fewer from the date of purchase. The dollar-weighted average portfolio maturity of the Portfolio may not exceed 90 days. The Portfolio attempts to maintain a stable net asset value of $1.00 per share, although there is no assurance that it will be successful in doing so.

The Portfolio may invest in the following: obligations of the U.S. Government (including its agencies and government-sponsored enterprises); short-term corporate debt securities of domestic and foreign corporations; obligations of domestic and foreign commercial banks, savings banks, and savings and loan associations; and commercial paper. The Portfolio may invest more than 25% of its total assets in securities or obligations issued by U.S. banks.

The Portfolio’s investments will comply with applicable rules governing the quality, maturity and diversification of securities held by money market funds.

PRINCIPAL RISKS

Although the Portfolio seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money or an investment in the portfolio. The principal risks of investing in the Portfolio, which could adversely affect its net asset value, yield and total return are:

Interest Rate Risk: the risk that fixed income securities will decline in value because of an increase in interest rates; a fund with a longer average portfolio duration will be more sensitive to changes in interest rates than a fund with a shorter average portfolio duration

Credit Risk: the risk that the Portfolio could lose money if the issuer or guarantor of a fixed income security, or the counterparty to a derivative contract, is unable or unwilling to meet its financial obligations

Market Risk: the risk that the value of securities owned by the Portfolio may go up or down, sometimes rapidly or unpredictably, due to factors affecting securities markets generally or particular industries

Issuer Risk: the risk that the value of a security may decline for reasons directly related to the issuer, such as management performance, financial leverage and reduced demand for the issuer’s goods or service

Foreign (Non-U.S.) Investment Risk: the risk that investing in foreign (non-U.S.) securities may result in the Portfolio experiencing more rapid and extreme changes in value than a fund that invests exclusively in securities of U.S. companies, due to smaller markets, differing reporting, accounting and auditing standards, and nationalization, expropriation or confiscatory taxation, currency blockage, or political changes or diplomatic developments

27	PIMCO Variable Insurance Trust

Share Class:	Institutional Class

April 30, 2010

PIMCO Real Return Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return, consistent with preservation of real capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.50%
Other Expenses(1)	0.07%
Total Annual Portfolio Operating Expenses(2)	0.57%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.50%.

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$58	$183	$318	$714

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 689% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities and corporations, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. Assets not invested in inflation-indexed bonds may be invested in other types of Fixed Income Instruments. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. Inflation-indexed bonds are fixed income securities that are structured to provide protection against inflation. The value of the bond’s principal or the interest income paid on the bond is adjusted to track changes in an official inflation measure. The U.S. Treasury uses the Consumer Price Index for Urban Consumers as the inflation measure. Inflation-indexed bonds issued by a foreign government are generally adjusted to reflect a comparable inflation index, calculated by that government. “Real return” equals total return less the estimated cost of inflation, which is typically measured by the change in an official inflation measure. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. Effective duration takes into account that for certain bonds expected cash flows will fluctuate as interest rates change and is defined in nominal yield terms, which is market convention for most bond investors and managers. Because market convention for bonds is to use nominal yields to measure duration, duration for real return bonds, which are based on real yields, are converted to nominal durations through a conversion factor. The resulting nominal duration typically can range from 20% and 90% of the respective real duration. All security holdings will be measured in effective (nominal) duration terms. Similarly, the effective duration of the Barclays Capital U.S. TIPS Index will be calculated using the same conversion factors. The effective duration of this Portfolio normally varies within three years (plus or minus) of the effective duration of the Barclays Capital U.S. TIPS Index, which as of March 31, 2010 was 6.34 years.

The Portfolio invests primarily in investment grade securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by Pacific Investment Management Company LLC (“PIMCO”) to be of comparable quality. The Portfolio also may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar denominated securities of foreign issuers. The Portfolio may invest up to 10% of its

29	PIMCO Variable Insurance Trust

Share Class:	Institutional Class

April 30, 2010

PIMCO Short-Term Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum current income, consistent with preservation of capital and daily liquidity.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.45%
Total Annual Portfolio Operating Expenses	0.45%

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$46	$144	$252	$567

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 524% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio will vary based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates and will normally not exceed one year. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. In addition, the dollar-weighted average portfolio maturity of the Portfolio, under normal circumstances, is expected not to exceed three years.

The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio may invest up to 10% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The Portfolio may also invest up to 10% of its total assets in preferred stocks.

PRINCIPAL RISKS

It is possible to lose money on an investment in the Portfolio. The principal risks of investing in the Portfolio, which could adversely affect its net asset value, yield and total return are:

Interest Rate Risk: the risk that fixed income securities will decline in value because of an increase in interest rates; a fund with a longer average portfolio duration will be more sensitive to changes in interest rates than a fund with a shorter average portfolio duration

Prospectus	32

Share Class:	Institutional Class

April 30, 2010

PIMCO Total Return Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Institutional Class shares of the Portfolio. Overall fees and expenses of investing in the portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Institutional Class
Management Fees	0.50%
Other Expenses(1)	0.09%
Total Annual Portfolio Operating Expenses(2)	0.59%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.50%.

Example. The Example is intended to help you compare the cost of investing in Institutional Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Institutional Class	$60	$189	$329	$738

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 381% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the Barclays Capital U.S. Aggregate Index which as of March 31, 2010 was 4.68 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates.

The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by Pacific Investment Management Company LLC (“PIMCO”) to be of comparable quality. The Portfolio may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries. The Portfolio may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may not invest in equity securities. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security.

35	PIMCO Variable Insurance Trust

Share Class:	Advisor Class	Class M

April 30, 2010

PIMCO All Asset Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return, consistent with preservation of real capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class or Class M shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

		Advisor Class		Class M
Management Fees		0.425%		0.425%
Distribution and/or Service (12b-1) Fees		0.25%		0.25%
Other Expenses		N/A		0.20%
Service Fees	N/A		0.20%
Acquired Fund Fees and Expenses		0.69%		0.69%
Total Annual Portfolio Operating Expenses(1)		1.365%		1.565%

(1)	The Total Annual Portfolio Operating Expenses do not match the Ratio of Expenses to Average Net Assets of the Portfolio, as set forth in the Financial Highlights table of this prospectus, because the Ratio of Expenses to Average Net Assets reflects the operating expenses of the Portfolio and does not include Acquired Fund Fees and Expenses.

Example. The Example is intended to help you compare the cost of investing in Advisor Class or Class M shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$139	$432	$747	$1,641
Class M	$159	$494	$853	$1,862

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 126% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances substantially all of its assets in Institutional Class shares of any funds of the PIMCO Funds, an affiliated open-end investment company, except the PIMCO All Asset, PIMCO All Asset All Authority, PIMCO Global Multi-Asset, PIMCO RealRetirement® 2010, PIMCO RealRetirement® 2020, PIMCO RealRetirement® 2030, PIMCO RealRetirement® 2040 and PIMCO RealRetirement® 2050 Funds, as well as in funds of PIMCO Equity Series, an affiliated open-end investment company (“Underlying PIMCO Funds”). Though it is anticipated that the Portfolio will not currently invest in the PIMCO StocksPLUS® TR Short Strategy Fund, the Portfolio may invest in this Underlying PIMCO Fund in the future, without shareholder approval, at the discretion of Pacific Investment Management Company LLC (“PIMCO”). The Portfolio invests its assets in shares of the Underlying PIMCO Funds and does not invest directly in stocks or bonds of other issuers. Research Affiliates, LLC, the Portfolio’s asset allocation sub-adviser, determines how the Portfolio allocates and reallocates its assets among the Underlying PIMCO Funds. In doing so, the asset allocation sub-adviser seeks concurrent exposure to a broad spectrum of asset classes.

The Portfolio may invest in any or all of the Underlying PIMCO Funds, but will not normally invest in every Underlying PIMCO Fund at any particular time. The Portfolio’s investment in a particular Underlying PIMCO Fund normally will not exceed 50% of its total assets. The Portfolio’s combined investments in the PIMCO Fundamental IndexPLUS™, PIMCO Fundamental IndexPLUS™ TR, PIMCO International StocksPLUS® TR Strategy (Unhedged), PIMCO International StocksPLUS® TR Strategy (U.S. Dollar-Hedged), PIMCO StocksPLUS®, PIMCO StocksPLUS® Long Duration and PIMCO StocksPLUS® Total Return and PIMCO EqS Pathfinder™ Funds normally will not exceed 50% of its total assets. In addition, the Portfolio’s combined investments in the PIMCO CommodityRealReturn® Strategy, PIMCO Real Return, PIMCO Real Return Asset and PIMCO RealEstateRealReturn Strategy Funds normally will not exceed 75% of its total assets. The Portfolio’s assets are not allocated according to a predetermined blend of shares of the Underlying PIMCO Funds. Instead, when making allocation decisions among the Underlying PIMCO Funds, the Portfolio’s asset allocation sub-adviser considers various quantitative and qualitative data relating to the U.S. and foreign economies and securities markets. These data include projected growth trends in the U.S. and foreign economies, forecasts for interest rates and the relationship between short- and long-term interest rates (yield curve), current and projected trends in inflation, relative

3	PIMCO Variable Insurance Trust

Share Class:	Advisor Class

April 30, 2010

PIMCO All Asset All Authority Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return, consistent with preservation of real capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class or Class M shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

		Advisor Class		Class M
Management Fees		0.45%		0.45%
Distribution and/or Service (12b-1) Fees		0.25%		0.25%
Other Expenses(1)		0.58%		0.78%
Interest Expense(2)	0.18%		0.18%
Organizational Expenses	0.40%		0.40%
Service Fees	N/A		0.20%
Acquired Fund Fees and Expenses		1.74%		1.74%
Total Annual Portfolio Operating Expenses(3)		3.02%		3.22%
Expense Reimbursement(4)(5)		(0.40%)		(0.40%)
Total Annual Portfolio Operating Expenses After Expense Reimbursement(6)		2.62%		2.82%

(1)	Other Expenses are based on estimated amounts for the current fiscal year.

(2)	Interest expense results from the Portfolio’s ability to borrow money for investment purposes from a committed line of credit. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO.

(3)	Total Annual Portfolio Operating Expenses excluding estimated interest expense is estimated to be 2.84% for the Advisor Class and 3.04% for Class M.

(4)	PIMCO has contractually agreed, through May 1, 2011, to waive its supervisory and administrative fee, or reimburse the Portfolio, to the extent that organizational expenses and pro rata Trustees’ fees exceed [0.0049%] of the Portfolio’s average net assets attributable to Advisor Class and Class M shares, respectively (the “Expense Limit”). Under the Expense Limitation Agreement, which renews annually for a full year unless terminated by PIMCO upon at least 30 days’ notice prior to the end of the contract term, PIMCO may recoup these waivers and reimbursements in future periods, not exceeding three years, provided organizational expenses and pro rata Trustees’ fees, plus such recoupment, do not exceed the Expense Limit.

(5)	PIMCO has contractually agreed, through May 1, 2011, for the Portfolio, to reduce its advisory fee to the extent that the Underlying PIMCO Fund Expenses attributable to advisory and supervisory and administrative fees exceed 0.69% of the total assets invested in Underlying PIMCO Funds. PIMCO may recoup these waivers in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit. As the Portfolio has not commenced operations as of the date of this prospectus, the expense reduction is estimated based upon the expense allocation of the Portfolio’s assets among the Underlying PIMCO Funds.

(6)	Total Annual Portfolio Operating Expenses After Expense Reimbursement excluding interest expense is estimated to be 2.44% for the Advisor Class and 2.64% for Class M.

Example. The Example is intended to help you compare the cost of investing in Advisor Class or Class M shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years
Advisor Class	$265	$814
Class M	$265	$814

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. The Portfolio has not yet commenced operations. Thus, no portfolio turnover rate is provided for the Portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances substantially all of its assets in Institutional Class shares of the Underlying PIMCO Funds. The Portfolio invests its assets in shares of any funds of the PIMCO Funds, an affiliated open-end investment company, except the PIMCO All Asset, PIMCO All Asset All Authority, PIMCO Global Multi-Asset, PIMCO RealRetirement® 2010, PIMCO RealRetirement® 2020, PIMCO RealRetirement® 2030, PIMCO RealRetirement® 2040 and PIMCO RealRetirement® 2050 Funds, as well as in funds of PIMCO Equity Series, an affiliated open-end investment company (“Underlying PIMCO Funds”), and does not invest directly in stocks or bonds of other issuers. Research

7	PIMCO Variable Insurance Trust

Share Class:	Advisor Class

April 30, 2010

PIMCO CommodityRealReturn® Strategy Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return consistent with prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.74%
Distribution and/or Service (12b-1) Fees	0.25%
Other Expenses(1)	0.09%
Acquired Fund Fees and Expenses	0.13%
Total Annual Portfolio Operating Expenses(2)(3)	1.21%
Fee Waiver(4)	(0.13%)
Total Annual Portfolio Operating Expenses After Fee Waiver(5)	1.08%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 1.12%.

(3)	The Annual Portfolio Operating Expenses do not match the Ratio of Expenses to Average Net Assets of the Portfolio, as set forth in the Financial Highlights table of this prospectus, because the Ratio of Expenses to Average Net Assets reflects the operating expenses of the Portfolio and does not include Acquired Fund Fees and Expenses.

(4)	PIMCO has contractually agreed to waive the Portfolio’s advisory fee and its supervisory and administrative fee in an amount equal to the management fee and administrative services fee, respectively, paid by the PIMCO Cayman Commodity Portfolio I Ltd. (the “Subsidiary”) to Pacific Management Company LLC (“PIMCO”). The Subsidiary pays PIMCO a management fee and an administrative services fee at the annual rates of 0.49% and 0.20%, respectively, of its net assets. This waiver may not be terminated by PIMCO and will remain in effect for as long as PIMCO’s contract with the Subsidiary is in place.

(5)	Total Annual Portfolio Operating Expenses After Fee Waiver excluding interest expense is estimated to be 0.99%.

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$110	$343	$595	$1,317

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 742% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances in commodity-linked derivative instruments backed by a portfolio of inflation-indexed securities and other Fixed Income Instruments. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. “Real Return” equals total return less the estimated cost of inflation, which is typically measured by the change in an official inflation measure. The Portfolio invests in commodity-linked derivative instruments, including commodity index-linked notes, swap agreements, commodity options, futures and options on futures, that provide exposure to the investment returns of the commodities markets, without investing directly in physical commodities. Commodities are assets that have tangible properties, such as oil, metals, and agricultural products. The value of commodity-linked derivative instruments may be affected by overall market movements and other factors affecting the value of a particular industry or commodity, such as weather, disease, embargoes, or political and regulatory developments. The Portfolio may also invest in common and preferred stocks as well as convertible securities of issuers in commodity-related industries.

The Portfolio will seek to gain exposure to the commodity markets primarily through investments in leveraged or unleveraged commodity index-linked notes, which are derivative debt instruments with principal and/or coupon payments linked to the performance of commodity indices, and through investments in the PIMCO Cayman

11	PIMCO Variable Insurance Trust

Share Class:	Advisor Class

April 30, 2010

PIMCO Emerging Markets Bond Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.85%
Distribution and/or Service (12b-1) Fees	0.25%
Other Expenses(1)	0.01%
Total Annual Portfolio Operating Expenses(2)	1.11%

(1)	“Other expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 1.10%.

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$113	$353	$612	$1,352

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 234% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to emerging market countries, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. Such instruments may be denominated in non-U.S. currencies and the U.S. dollar. The average portfolio duration of this Portfolio varies based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates and, under normal market conditions, is not expected to exceed eight years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates.

PIMCO has broad discretion to identify countries that it considers to qualify as emerging markets. The Portfolio emphasizes countries with relatively low gross national product per capita and with the potential for rapid economic growth. PIMCO will select the Portfolio’s country and currency composition based on its evaluation of relative interest rates, inflation rates, exchange rates, monetary and fiscal policies, trade and current account balances, legal and political developments and any other specific factors PIMCO believes to be relevant. The Portfolio likely will concentrate its investments in Asia, Africa, the Middle East, Latin America and the developing countries of Europe. The Portfolio may invest in instruments whose return is based on the return of an emerging market security or a currency of an emerging market country, such as a derivative instrument, rather than investing directly in emerging market securities or currencies.

The Portfolio may invest in both investment-grade securities and high yield securities (“junk bonds”) subject to a maximum of 15% of its total assets in securities rated below B by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and

15	PIMCO Variable Insurance Trust

Share Class:	Advisor Class

April 30, 2010

PIMCO Foreign Bond Portfolio (Unhedged)

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.75%
Distribution and/or Service (12b-1) Fees	0.25%
Total Annual Portfolio Operating Expenses	1.00%

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$102	$318	$552	$1,225

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 683% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to foreign (non-U.S.) countries, representing at least three foreign countries, which may be represented by forwards or derivatives such as options, future contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities.

Pacific Investment Management Company LLC (“PIMCO”) selects the Portfolio’s foreign country and currency compositions based on an evaluation of various factors, including, but not limited to relative interest rates, exchange rates, monetary and fiscal policies, trade and current account balances. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the JPMorgan GBI Global ex-U.S. FX NY Index Unhedged in USD, which as of March 31, 2010 was 6.33 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio may invest, without limitation, in securities and instruments that are economically tied to emerging market countries. The Portfolio is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

Prospectus	18

Share Class:	Advisor Class

April 30, 2010

PIMCO Global Bond Portfolio (Unhedged)

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.75%
Distribution and/or Service (12b-1) Fees	0.25%
Total Annual Portfolio Operating Expenses	1.00%

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$102	$318	$552	$1,225

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 624% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in Fixed Income Instruments that are economically tied to at least three countries (one of which may be the United States), which may be represented by forwards or derivatives such as options, future contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. Securities may be denominated in major foreign currencies, baskets of foreign currencies (such as the euro), or the U.S. dollar.

Pacific Investment Management Company LLC (“PIMCO”) selects the Portfolio’s foreign country and currency compositions based on an evaluation of various factors, including, but not limited to, relative interest rates, exchange rates, monetary and fiscal policies, trade and current account balances. The Portfolio normally invests at least 25% of its net assets in instruments that are economically tied to foreign (non-U.S.) countries. The Portfolio may invest, without limitation, in securities and instruments that are economically tied to emerging market countries. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the JPMorgan GBI Global FX NY Index Unhedged in USD, which as of March 31, 2010 was 6.33 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio is non-diversified, which means that it may invest its assets in a smaller number of issuers than a diversified fund.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

21	PIMCO Variable Insurance Trust

Share Class:	Advisor Class

April 30, 2010

PIMCO Global Multi-Asset Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks total return which exceeds that of a blend of 60% MSCI World Index/40% Barclays Capital U.S. Aggregate Index.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.95%
Distribution and/or Service (12b-1) Fees	0.25%
Acquired Fund Fees and Expenses	0.44%
Total Annual Portfolio Operating Expenses	1.64%
Expense Reimbursement(1)	(0.27%)
Total Annual Portfolio Operating Expenses After Expense Reimbursement	1.37%

(1)	PIMCO has contractually agreed, through May 1, 2011, to waive, first, the supervisory and administrative fee and, to the extent necessary, the advisory fee it receives from the Portfolio in an amount equal to the expenses attributable to advisory and supervisory and administrative fees of
Underlying PIMCO Funds indirectly incurred by the Portfolio in connection with its investments in Underlying PIMCO Funds, to the extent the supervisory and administrative fee or the supervisory and administrative fee and advisory fee taken together are greater than or equal to the advisory fees and supervisory and administrative fees of the Underlying PIMCO Funds. This waiver renews annually for a full year unless terminated by PIMCO upon at least 30 days’ notice prior to the end of the contract term.

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$139	$434	$750	$1,646

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 136% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio is intended for investors who prefer to have their asset allocation decisions made by professional investment managers. Pacific Investment Management Company LLC (“PIMCO”) uses a three-step approach in seeking to achieve the Portfolio’s investment objective which consists of: 1) developing a target asset allocation; 2) developing a series of relative value strategies designed to add value beyond the target allocation; and 3) utilizing tail risk hedging techniques to manage risks. PIMCO evaluates these three steps daily and uses varying combinations of Acquired Funds and/or direct investments to implement them within the Portfolio. The funds of the PIMCO Funds, an affiliated open-end investment company, except the PIMCO All Asset, PIMCO All Asset All Authority, PIMCO Global Multi- Asset, PIMCO RealRetirement® 2010, PIMCO RealRetirement® 2020, PIMCO RealRetirement® 2030, PIMCO RealRetirement® 2040 and PIMCO RealRetirement® 2050 Funds, as well as funds of PIMCO Equity Series, an affiliated open-end investment company (“Underlying PIMCO Funds”) and other affiliated and unaffiliated funds in which the PIMCO Global Multi-Asset Portfolio may invest are collectively referred to as Acquired Funds in this prospectus.

The Portfolio seeks to achieve its investment objective by investing under normal circumstances in a combination of affiliated and unaffiliated funds, which may or may not be registered under the 1940 Act, Fixed Income Instruments, equity securities, forwards and derivatives. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The Portfolio will invest in such funds, securities, instruments and other investments to the extent permitted under the Investment Company Act of 1940 (the “1940 Act”), or any exemptive relief therefrom. The Portfolio may invest, without limitation, in any of the Underlying PIMCO Funds (except the PIMCO CommodityRealReturn Strategy Fund). The Portfolio will invest either directly or indirectly (through a fund) in instruments that are economically tied to at least three countries (one of which may be the United States).

The Portfolio seeks concurrent exposure to a broad spectrum of asset classes and other investments. The Portfolio will typically invest 20% to 80% of its total assets in equity-related investments (including

Prospectus	24

Share Class:	Advisor Class

April 30, 2010

PIMCO High Yield Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.60%
Distribution and/or Service (12b-1) Fees	0.25%
Other Expenses(1)	0.01%
Total Annual Portfolio Operating Expenses(2)	0.86%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use to those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.85%.

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$88	$274	$477	$1,061

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 181% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its objective by investing under normal circumstances at least 80% of its assets in a diversified portfolio of high yield securities (“junk bonds”), which may be represented by forwards or derivatives such as options, futures or swap agreements, rated below investment grade by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by Pacific Investment Management Company LLC (“PIMCO”) to be of comparable quality. The Portfolio may invest up to 20% of its total assets in securities rated Caa or below by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The remainder of the Portfolio’s assets may be invested in investment grade Fixed Income Instruments. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the BofA Merrill Lynch U.S. High Yield BB-B Rated Constrained Index, which as of March 31, 2010 was 4.50 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. The Portfolio may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries. The Portfolio may invest up to 20% of its total assets in securities denominated in foreign currencies and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset- backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

Prospectus	28

Share Class:	Advisor Class

April 30, 2010

PIMCO Long-Term U.S. Government Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.475%
Distribution and/or Service (12b-1) Fees	0.25%
Total Annual Portfolio Operating Expenses	0.725%

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$74	$232	$403	$900

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 523% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its assets in a diversified portfolio of fixed income securities that are issued or guaranteed by the U.S. Government, its agencies or government-sponsored enterprises (“U.S. Government Securities”), which may be represented by forwards or derivatives such as options, future contracts, or swap agreements. Assets not invested in U.S. Government Securities may be invested in other types of Fixed Income Instruments. While Pacific Investment Management Company LLC (“PIMCO”) may invest in derivatives at any time it deems appropriate, it will generally do so when it believes that U.S. Government Securities are overvalued relative to derivative instruments. This Portfolio will normally have a minimum average portfolio duration of eight years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. In addition, that dollar-weighted average portfolio maturity of the Portfolio, under normal circumstances, is expected to be more than ten years.

The Portfolio’s investments in Fixed Income Instruments are limited to those of investment grade U.S. dollar-denominated securities of U.S. issuers that are rated at least A by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. In addition, the Portfolio may only invest up to 10% of its total assets in securities rated A by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be comparable quality and may only invest up to 25% of its total assets in securities rated Aa by Moody’s, equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

31	PIMCO Variable Insurance Trust

Share Class:	Advisor Class

April 30, 2010

PIMCO Low Duration Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.50%
Distribution and/or Service (12b-1) Fees	0.25%
Total Annual Portfolio Operating Expenses	0.75%

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$77	$240	$417	$930

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 662% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts, or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio normally varies from one to three years based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates.

The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets. The Portfolio may invest up to 10% of its total assets in securities and instruments that are economically tied to emerging market countries.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security. The Portfolio may also invest up to 10% of its total assets in preferred stocks.

PRINCIPAL RISKS

It is possible to lose money on an investment in the Portfolio. The principal risks of investing in the Portfolio, which could adversely affect its net asset value, yield and total return are:

Interest Rate Risk: the risk that fixed income securities will decline in value because of an increase in interest rates; a fund with a

Prospectus	34

Share Class:	Advisor Class

April 30, 2010

PIMCO Real Return Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum real return, consistent with preservation of real capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.50%
Distribution and/or Service (12b-1) Fees	0.25%
Other Expenses(1)	0.07%
Total Annual Portfolio Operating Expenses(2)	0.82%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.75%.

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$84	$262	$455	$1,014

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating

Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 689% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 80% of its net assets in inflation-indexed bonds of varying maturities issued by the U.S. and non-U.S. governments, their agencies or instrumentalities and corporations, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. Assets not invested in inflation-indexed bonds may be invested in other types of Fixed Income Instruments. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. Inflation-indexed bonds are fixed income securities that are structured to provide protection against inflation. The value of the bond’s principal or the interest income paid on the bond is adjusted to track changes in an official inflation measure. The U.S. Treasury uses the Consumer Price Index for Urban Consumers as the inflation measure. Inflation-indexed bonds issued by a foreign government are generally adjusted to reflect a comparable inflation index, calculated by that government. “Real return” equals total return less the estimated cost of inflation, which is typically measured by the change in an official inflation measure. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. Effective duration takes into account that for certain bonds expected cash flows will fluctuate as interest rates change and is defined in nominal yield terms, which is market convention for most bond investors and managers. Because market convention for bonds is to use nominal yields to measure duration, duration for real return bonds, which are based on real yields, are converted to nominal durations through a conversion factor. The resulting nominal duration typically can range from 20% and 90% of the respective real duration. All security holdings will be measured in effective (nominal) duration terms. Similarly, the effective duration of the Barclays Capital U.S. TIPS Index will be calculated using the same conversion factors. The effective duration of this Portfolio normally varies within three years (plus or minus) of the effective duration of the Barclays Capital U.S. TIPS Index, which as of March 31, 2010 was 6.34 years.

The Portfolio invests primarily in investment grade securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by Pacific Investment Management Company LLC (“PIMCO”) to be of comparable quality. The Portfolio may invest up to 10% of its total assets in securities and instruments that are economically tied to emerging market countries. The Portfolio also may invest up to 30% of its total assets in securities

37	PIMCO Variable Insurance Trust

Share Class:	Advisor Class

April 30, 2010

PIMCO Short-Term Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum current income, consistent with preservation of capital and daily liquidity.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.45%
Distribution and/or Service (12b-1) Fees	0.25%
Total Annual Portfolio Operating Expenses	0.70%

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$72	$224	$390	$871

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 524% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio will vary based on Pacific Investment Management Company LLC’s (“PIMCO”) forecast for interest rates and will normally not exceed one year. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates. In addition, the dollar-weighted average portfolio maturity of the Portfolio, under normal circumstances, is expected not to exceed three years.

The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by PIMCO to be of comparable quality. The Portfolio may invest up to 10% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar denominated securities or currencies) to 20% of its total assets.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The Portfolio may also invest up to 10% of its total assets in preferred stocks.

PRINCIPAL RISKS

It is possible to lose money on an investment in the Portfolio. The principal risks of investing in the Portfolio, which could adversely affect its net asset value, yield and total return are:

Interest Rate Risk: the risk that fixed income securities will decline in value because of an increase in interest rates; a fund with a longer average portfolio duration will be more sensitive to changes in interest rates than a fund with a shorter average portfolio duration

Prospectus	40

Share Class:	Advisor Class

April 30, 2010

PIMCO Total Return Portfolio

INVESTMENT OBJECTIVE

The Portfolio seeks maximum total return, consistent with preservation of capital and prudent investment management.

FEES AND EXPENSES OF THE PORTFOLIO

This table describes the fees and expenses that you may pay if you buy and hold Advisor Class shares of the Portfolio. Overall fees and expenses of investing in the Portfolio are higher than shown because the table does not reflect variable contract fees and expenses.

Shareholder Fees (fees paid directly from your investment): None

Annual Portfolio Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)

Advisor Class
Management Fees	0.50%
Distribution and/or Service (12b-1) Fees	0.25%
Other Expenses (1)	0.09%
Total Annual Portfolio Operating Expenses(2)	0.84%

(1)	“Other Expenses” reflect interest expense. Interest expense results from the Portfolio’s use of certain investments such as reverse repurchase agreements. Such expense is required to be treated as a Portfolio expense for accounting purposes and is not payable to PIMCO. Any interest expense amount will vary based on the Portfolio’s use of those investments as an investment strategy best suited to seek the objective of the Portfolio.

(2)	Total Annual Portfolio Operating Expenses excluding interest expense is estimated to be 0.75%.

Example. The Example is intended to help you compare the cost of investing in Advisor Class shares of the Portfolio with the costs of investing in other mutual funds. The Example assumes that you invest $10,000 for the time periods indicated, and then redeem all your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Portfolio’s operating expenses remain the same. Although your actual costs may be higher or lower, the Example shows what your costs would be based on these assumptions. The Example does not reflect fees and expenses of any variable annuity contract or variable life insurance policy, and would be higher if it did.

	1 Year	3 Years	5 Years	10 Years
Advisor Class	$86	$268	$466	$1,037

Portfolio Turnover. The Portfolio pays transaction costs when it buys and sells securities (or “turns over” its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in the Annual Portfolio Operating Expenses or in the Example tables, affect the Portfolio’s performance. During the most recent fiscal year, the Portfolio’s portfolio turnover rate was 381% of the average value of its portfolio.

PRINCIPAL INVESTMENT STRATEGIES

The Portfolio seeks to achieve its investment objective by investing under normal circumstances at least 65% of its total assets in a diversified portfolio of Fixed Income Instruments of varying maturities, which may be represented by forwards or derivatives such as options, futures contracts or swap agreements. “Fixed Income Instruments” include bonds, debt securities and other similar instruments issued by various U.S. and non-U.S. public- or private-sector entities. The average portfolio duration of this Portfolio normally varies within two years (plus or minus) of the duration of the Barclays Capital U.S. Aggregate Index, which as of March 31, 2010 was 4.68 years. Duration is a measure of the expected life of a fixed income security that is used to determine the sensitivity of a security’s price to changes in interest rates.

The Portfolio invests primarily in investment grade debt securities, but may invest up to 10% of its total assets in high yield securities (“junk bonds”) rated B or higher by Moody’s, or equivalently rated by S&P or Fitch, or, if unrated, determined by Pacific Investment Management Company LLC (“PIMCO”) to be of comparable quality. The Portfolio may invest up to 15% of its total assets in securities and instruments that are economically tied to emerging market countries. The Portfolio may invest up to 30% of its total assets in securities denominated in foreign currencies, and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers. The Portfolio will normally limit its foreign currency exposure (from non-U.S. dollar-denominated securities or currencies) to 20% of its total assets.

The Portfolio may invest all of its assets in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities. The Portfolio may purchase and sell securities on a when-issued, delayed delivery or forward commitment basis and may engage in short sales. The Portfolio may not invest in equity securities. The Portfolio may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy backs or dollar rolls). The “total return” sought by the Portfolio consists of income earned on the Portfolio’s investments, plus capital appreciation, if any, which generally arises from decreases in interest rates, foreign currency appreciation, or improving credit fundamentals for a particular sector or security.

43	PIMCO Variable Insurance Trust